SATISFACTION AND PURCHASE AGREEMENT

THIS SATISFACTION AND PURCHASE AGREEMENT (this “Agreement”) is made as of the 28th day of April, 2006 and effective as of January 1, 2006 (the “Effective Date”) by and between Dyadic International, Inc., a Delaware, USA corporation (“Dyadic Parent”), its wholly-owned subsidiary, Geneva Investment Holdings Limited, a British Virgin Islands corporation (“Geneva”) and its majority owned subsidiary, Puridet (Asia) Limited, a Hong Kong corporation (the “A-Subsidiary” and together with Dyadic Parent and Geneva, the “Dyadic Parties”), Robert Albert Smeaton (“Smeaton”) and Raymond Tsang (“Tsang”). The Dyadic Parties, Smeaton and Tsang are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party.” Certain capitalized terms not expressly defined elsewhere herein are defined in the glossary appearing in Article V hereof.

RECITALS:

A. Geneva, the Subsidiary and Smeaton are parties to that certain Agreement dated October 21, 1998 with Raymond Chih Chung Kwong (“Kwong”) pertaining to Geneva’s purchase of a majority of the A-Subsidiary’s issued and outstanding shares of capital stock from Smeaton and Kwong (the “First Stock Purchase Agreement”).

B. As of the date of this Agreement, the 200 issued and outstanding shares of the A-Subsidiary are owned 82.5% by Geneva, 12.5% by Smeaton and 5.0% by Tsang (the share of the A-Subsidiary owned by Smeaton and Tsang beings sometimes hereinafter collectively referred to as the “Subsidiary Minority Shares”).

C. Under the terms of the First Stock Purchase Agreement, Smeaton is owed $405,000 as the unpaid balance of the purchase price due him from Geneva for the shares of the A-Subsidiary stock Geneva purchased from him upon the occurrence of certain events which have not yet obtained (the “Unpaid Purchase Price Obligation”), and the Parties wish to satisfy in full the Unpaid Purchase Price Obligation to Smeaton by providing for the payment to him of the sum of $405,000 (the “Settlement Amount”).

D. Smeaton and Tsang have each made loans to the A-Subsidiary, the current unpaid principal and interest owed by the A-Subsidiary hereunder being, as of the Effective Date, $122,846 of principal and $ 49,901 of interest in the case of Smeaton (the “Smeaton Loan Balance”) and $49,139 of principal and $19,968 of interest in the case of Tsang (the “Tsang Loan Balance” and together with the Smeaton Loan Balance, collectively, the “Loan Balances”).

E. Geneva wishes to purchase from Smeaton and Tsang, all of the A-Subsidiary Minority Shares in consideration for $109,390 in the case of Smeaton (the “Smeaton Minority Share Purchase Price Amount”) and $43,756, in the case of Tsang (the “Tsang Minority Share Purchase Price Amount” and together with the Smeaton Redemption Amount, the “Minority Share Purchase Price Amounts”).

F. The Dyadic Parties wish to pay the aggregates sum of the Settlement Amount, the Loan Balances and the Minority Share Purchase Price Amounts (such aggregate sum being sometimes hereinafter collectively referred to as the “Total Payment Amount”) partially in the form of cash and partially in the form of shares of Common Stock of Dyadic Parent (the “Parent Shares”), all upon and subject to the terms and conditions of this Agreement.

G. Smeaton wishes to settle the Unpaid Purchase Price Obligation with the Dyadic Parties, each of Smeaton and Tsang wish to receive payment in full of their respective Loan Balances and each of

Smeaton and Tsang wish to sell all of their A-Subsidiary Minority Shares to Geneva, for an aggregate consideration in the amount of the Total Payment Amount, by accepting payment thereof partially in immediately available funds and partially in Parent Shares, all upon and subject to the terms and conditions of this Agreement, provided that: (i) the payments of the Settlement Amount and the Minority Share Purchase Price Amounts, whether in the form of cash or in the form of Parent Shares, shall be for the account of Geneva only (and Geneva and Dyadic Parent have agreed that the that to the extent that Dyadic Parent pays the Settlement Amount and the Minority Share Purchase Price Amounts, an inter-company loan from Dyadic Parent to Geneva shall be deemed to be created on such terms as Geneva and Dyadic Parent may agree upon; and (ii) payment of the Loan Balances shall be made by Dyadic Parent and shall be deemed to give rise to a loan bearing the lowest rate of interest permitted by applicable US and Hong Kong laws by Dyadic Parent to the A-Subsidiary, payable upon demand.

H. References to $ means United States dollars.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing Recitals (which are incorporated into this Agreement and made a part hereof), the covenants and agreements of the Parties herein below set forth and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby each mutually acknowledge, the Parties, for themselves and their respective successors and assigns, agree as follows:

ARTICLE I

SETTLEMENT OF UNPAID PURCHASE PRICE, PAYMENT OF LOAN BALANCES AND PURCHASE OF SUBSIDIARY MINORITY SHARES

1.1 Settlement of Unpaid Purchase Price and Termination of First Stock Purchase Agreement

For and in full satisfaction of all of the obligations of the Dyadic Parties to Smeaton arising under and created by the First Stock Purchase Agreement, including by way of illustration, and not in limitation, the Unpaid Purchase Price Obligation, within five (5) days following the execution and delivery of this Agreement by the Parties, Geneva shall pay or cause to be paid to Smeaton the Settlement Amount ($405,000), which Settlement Amount is a part of and included in the Total Payment Amount, to be paid as provided in Section 1.4 hereof. Following Smeaton’s receipt of the Total Purchase Price, each of the Dyadic Parties, on the one hand, and Smeaton, on the other hand, expressly acknowledges and agree that as of the Effective Date, all of the rights and all of the obligations of the Dyadic Parties and Smeaton owing to the other created by or arising under the First Stock Purchase Agreement are satisfied in full.

1.2 Payment of Loan Balances

For and in full satisfaction of the entirety of the Smeaton Loan Balance owed Smeaton as of the Effective Date ($172,747), and for and in full satisfaction of the entirety of the Tsang Loan Balance owed Tsang as of the Effective Date ($69,107), within five (5) days following the execution and delivery of this Agreement by the Parties, Dyadic Parent shall lend the A-Subsidiary an amount sufficient to enable the Subsidiary to pay, and immediately thereupon, the A-Subsidiary shall remit, to Smeaton the Smeaton Loan Balance, and to Tsang, the Tsang Loan Balance, which sums are a part of and included in the Total Payment Amount, to be paid as provided in Section 1.4 hereof.

1.3 Purchase and Sale of Subsidiary Minority Shares

Each of Smeaton and Tsang, as legal and beneficial owners, hereby sell to Geneva, and Geneva hereby purchases from Smeaton and Tsang, all of the Subsidiary Minority Shares owned by them, free and clear of all encumbrances or third party rights or claims of any nature whatsoever, in consideration for, in the case of Smeaton, the Smeaton

Minority Redemption Amount ($109,390), and in the case of Tsang, the Tsang Minority Redemption Amount ($43,756), which Aggregate Subsidiary Minority Share Purchase Price are a part of and included in the Total Payment Amount, to be paid as provided in Section 1.4 hereof. Concurrently with the execution and delivery of this Agreement, each of Smeaton and Tsang shall deliver to Geneva at the offices of its legal counsel, Gavin Nesbitt, Esq., Deacons, 5th Floor Alexandria House, 18 Charter Road, Central, Hong Kong DX-009010 Central 1: (i) instruments of transfer of the Subsidiary Minority Shares to Geneva; (ii) share certificates evidencing all of the Subsidiary Minority Shares; and (iii) sold notes in respect of the sale of the Subsidiary Minority Shares. The Dyadic Parties shall pay the entire ad valorem stamp duty on the purchase and sale of all of the Subsidiary Minority Shares. The Dyadic Parties expressly agree that the Chief Financial Officer of Dyadic-Parent, Mr. Wayne Moor, shall sign the instruments of transfer and bought notes on behalf of Geneva, as required.

1.4 Dyadic Parties Payment of Total Payment Amount

The Total Payment Amount shall be paid by Dyadic Parent and\or Geneva as follows: (a) by the wire transfers of Dyadic Parent and\or Geneva immediately available funds to each of Smeaton and Tsang in the aggregate amount of $375,000 (the “Total Cash Amount”), $325,000 to Smeaton and $50,000 to Tsang, within one (1) business day following the execution and delivery of this Agreement by the Parties; and (b) by Dyadic Parent’s delivery of an irrevocable letter of direction to its stock transfer agent to issue 212,501 Parent Shares (the “Total Share Amount”), 181,069 Parent Shares to Smeaton, and 31,432 Parent Shares to Tsang.

1.5 Mutual General Releases of Smeaton and Dyadic Parties

(a) Smeaton, for himself and his estate, personal representatives, assigns and successors-in-interest (each a “Smeaton Releasor”), hereby releases and discharges each of the Dyadic Parties and their respective shareholders, directors, officers, employees, agents, successors and assigns (each a “Dyadic Released Party”) of and from any and all claims or liabilities of any kind whatsoever, whether or not by contract and whether or not in law or in equity, which any Smeaton Releasor ever had, may now have or could ever have, or may have, known or unknown, accrued or unaccrued, fixed or contingent, in existence on the Effective Date, against any Dyadic Released Party, for or upon any matter, cause or thing relating to or connected in any manner with anything in existence on the Effective Date, except: (i) any obligations and liabilities of the A-Subsidiary to Smeaton arising by reason of his employment by the A-Subsidiary or under the that certain real estate lease dated November 3, 2005 by and between Smeaton and the A-Subsidiary (The “Smeaton Lease”); (ii) all obligations and liabilities of Dyadic Parent to Smeaton in respect of Parent Shares acquired by him pursuant to all other subscription agreements between Dyadic Parent and Smeaton pertaining to his prior purchase of Parent Shares; and (iii) any obligations and liabilities of the Dyadic Parties to Smeaton created by the provisions of this Agreement.

(b) Each of the Dyadic Parties, for themselves and their respective shareholders, directors, officers, employees, agents, successors and assigns (each a “Dyadic Releasor”), hereby releases and discharges each of Smeaton and his estate, personal representatives, assigns and successors-in-interest (each a “Smeaton Released Party), of and from any and all, claims or liabilities of any kind whatsoever, whether or not by contract and whether or not in law or in equity, which any Dyadic Releasor ever had, may now have or could ever have, or may have, known or unknown, accrued or unaccrued, fixed or contingent, in existence on the Effective Date, against any Smeaton Released Party, for or upon any matter, cause or thing relating to or connected in any manner with anything in existence on the Effective Date, except: (i) any obligations and liabilities of Smeaton to the A-Subsidiary by reason of his employment by the A-Subsidiary or the terms of the Smeaton Lease; (ii) all obligations and liabilities of Smeaton to Dyadic Parent in respect of Parent Shares acquired by him pursuant to all other subscription

(c) agreements between Dyadic Parent and Smeaton pertaining to his prior purchase of Parent Shares; and (iii) any obligations and liabilities of Smeaton to the Dyadic Parties created by the provisions of this Agreement.

1.6 Mutual General Releases of Tsang and Dyadic Parties

(a) Tsang, for himself and his estate, personal representatives, assigns and successors-in-interest (each a “Tsang Releasor”), hereby releases and discharges each Dyadic Released Party of and from any and all, claims or liabilities of any kind whatsoever, whether or not by contract and whether or not in law or in equity, which any Tsang Releasor ever had, may now have or could ever have, or may have, known or unknown, accrued or unaccrued, fixed or contingent, in existence on the Effective Date, against any Dyadic Released Party, for or upon any matter, cause or thing relating to or connected in any manner with anything in existence on the Effective Date, except: (i) any obligations and liabilities of the A-Subsidiary to Tsang arising by reason of his employment by the A-Subsidiary; and (ii) any obligations and liabilities of the Dyadic Parties to Tsang created by the provisions of this Agreement.

(b) Each Dyadic Releasor hereby releases and discharges each of Tsang and his estate, personal representatives, assigns and successors-in-interest (each a “Tsang Released Party), of and from any and all, claims or liabilities of any kind whatsoever, whether or not by contract and whether or not in law or in equity, which any Dyadic Releasor ever had, may now have or could ever have, or may have, known or unknown, accrued or unaccrued, fixed or contingent, in existence on the Effective Date, against any Tsang Released Party, for or upon any matter, cause or thing relating to or connected in any manner with anything in existence on the Effective Date, except: (i) any obligations and liabilities of Tsang to the A-Subsidiary by reason of his employment by the A-Subsidiary; and (ii) any obligations and liabilities of Tsang to the Dyadic Parties created by the provisions of this Agreement.

ARTICLE II

ISSUANCE OF PARENT SHARES TO SMEATON AND TSANG

2.1 Purchase and Sale of Parent Shares

Pursuant to the provisions of Section 1.4 hereof, but subject to the provisions of this Article II and the restrictions imposed by applicable US securities laws, as set forth in Section 3.3 hereof: (a) Smeaton hereby purchases from Dyadic Parent, and Dyadic Parent hereby sells to Smeaton 181,069 Parent Shares; and (b) Tsang hereby purchases from Dyadic Parent, and Dyadic Parent hereby sells to Tsang 31,432 Parent Shares.

2.2 Smeaton and Tsang Securities Representations and Warranties

In connection with Smeaton’s and Tsang’s purchase of the Parent Shares, they each hereby severally, and not jointly and severally, make the following representations and warranties to the Dyadic Parties:

(a) each has such knowledge and experience in financial and business matters in general and with respect to businesses of a nature similar to Dyadic Parent so as to be capable of evaluating the merits and risks of, and making an informed business decision with respect to, the acquisition of the Parent Shares;

(b) each is acquiring the Parent Shares solely for its own account and not with a view to or for resale in connection with any distribution or public offering thereof, within the meaning of any applicable securities laws and regulations, unless such distribution or offering is registered under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from such registration is available;

(c) each (i) has received all the information it has deemed necessary to make an informed investment decision with respect to an acquisition of the Parent Shares; (ii) understands that Dyadic Parent is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has had the opportunity to review all publicly available filings made by Dyadic Parent with the Securities and Exchange Commission (the “SEC”) pursuant to either the Securities Act or the Exchange Act; (iii) has had the unrestricted opportunity to make such investigation as it has desired pertaining to Dyadic Parent and the acquisition of the Parent Shares and to verify the information that is, and has been, available to Smeaton and Tsang; and (iv) has had the opportunity to ask questions of Dyadic Parent concerning Dyadic Parent;

(d) each is an “accredited investor” within the meaning of the Securities Act, is able to bear the economic risk of its investment in the Parent Shares for an indefinite period of time;

(e) each has received no public solicitation or advertisement with respect to the Parent Shares; and

(f) each understands that the Parent Shares are "restricted securities" as that term is defined in Rule 144 promulgated by the SEC under the Securities Act, the resale of these Parent Shares is restricted by federal and state securities laws and, accordingly, the Parent Shares must be held indefinitely unless their resale is subsequently registered under the Securities Act, effectuated pursuant to Rule 144, or Dyadic Parent receives an opinion of counsel acceptable to Dyadic Parent or another exemption from such registration is available for their resale.

2.3 Restrictions on Transfer of Parent Shares

Each of Smeaton and Tsang acknowledges and consents that certificates now or hereafter issued for the Parent Shares shall bear a legend with respect to the transfer restrictions under the Securities Act. Each of Smeaton and Tsang further agrees that if the Parent Shares or any portion thereof are subsequently transferred, he will execute, deliver and file all such papers, documents and instruments as may be required by the SEC and any applicable state securities commission to qualify the transfer for an exemption from registration under the Securities Act, or any applicable state securities laws, respectively, to the extent that such papers, documents and instruments may be necessary for such transfer. Each of Smeaton and Tsang also agrees to furnish Dyadic Parent with a copy of all such papers, documents and instruments, and, in addition, will furnish Dyadic Parent with any other information that

Dyadic Parent may reasonably require to ensure that no subsequent transfer or disposition of the Parent Shares by Smeaton or Tsang, as the case may be, is in violation of the Securities Act or any applicable US state or Hong Kong securities laws. Each of Smeaton and Tsang further acknowledges that it is aware that stop-transfer instructions may be given to the transfer agent of the Parent Shares to prevent any illegal transfer of the Parent Shares. For purposes hereof, the term resale includes any transfer for value including the mortgage, pledge or hypothecation of such Parent Shares.

2.4 Piggyback Registration Rights of Smeaton and Tsang. Smeaton and Tsang are hereby granted Dyadic Parent’s standard form piggyback registration rights, which are set forth in Exhibit A attached hereto and by this reference made a part hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTIES
        3.1 Dyadic Parties

Each Dyadic Party, as regards itself, represents and warrants to Smeaton and Tsang that:

                                (a)  it is a duly organized corporation validly existing under the laws of the state or country of its incorporation and has the requisite power and authority to enter into and carry out the terms of this Agreement;

(b) all corporate actions required to be taken by it to consummate this Agreement have been taken and no further approval of any board, court, or other body is necessary in order to permit it to consummate this Agreement; and

(c) neither the execution and delivery of this Agreement, nor the performance or the compliance with this Agreement, has resulted (or will result) in any violation of, or be in conflict with, or invalidate, cancel, or make inoperative, or interfere with, or constitute a default under, any charter, bylaw, agreement, permit, judgment, decree or order, to which it is a party and there is no default and no event or omission has occurred which, but for the passing of time or the giving of notice, or both, would constitute a default on the part of any Party under this Agreement.

Dyadic Parent represents and warrants to Smeaton and Tsang that the Parent Shares issued to each of Smeaton and Tsang have been duly authorized for issuance and sale, have been validly issued and are fully-paid and non-assessable.

3.2 Smeaton and Tsang

Each of Smeaton and Tsang, severally, and not jointly and severally, hereby represents and warrants to each of the Dyadic Parties that:

(a) he has the full power, authority and legal capacity to enter into this Agreement, and to perform his obligations hereunder;

(b) neither his execution and delivery of this Agreement, nor his performance of or compliance with the terms and provisions of this Agreement, has resulted (or will result) in any violation of, or be in conflict with, or invalidate, cancel, or make inoperative, or interfere with, or constitute a default under any agreement to which he is a party;

(c) upon his execution, delivery and performance of this Agreement, this Agreement shall be the valid and binding obligation of his, enforceable in accordance with its terms;

(d) he is the record owner of, and has good and marketable title to, the Subsidiary Minority Shares he is selling to Geneva, free and clear of all encumbrances or third party rights or claims of any nature whatsoever;

(e) since December 31, 2005, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect on the business or operations of the A-Subsidiary and its Subsidiary;

(f) the balance sheet of the A-Subsidiary and its Subsidiary as of December 31, 2005 reflect all of the liabilities as of that date, and neither the A-Subsidiary nor its Subsidiary have any undisclosed liabilities of any kind whatsoever;

(g) the A-Subsidiary and its Subsidiary have paid all Taxes properly owed when due and timely filed all Tax Returns required to be filed;

(h) neither A-Subsidiary nor its Subsidiary has made any illegal payments of any kind to any other Person for purposes of doing business with such Person, and to the knowledge of either of Smeaton or Tsang, employees of neither the A-Subsidiary nor its Subsidiary have received any illegal payment from any Person for purposes of doing business with the A-Subsidiary or its Subsidiary;

(i) each of the A-Subsidiary and its Subsidiary holds and is in compliance with all material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all foreign, federal, state and local governmental agencies required for their conduct of their businesses and the ownership of their properties (including as the same relate to Environmental and Safety Requirements);

(j) neither Smeaton nor Tsang is aware that any executive or key employee of the A-Subsidiary or its Subsidiary or any group of employees of the A-Subsidiary or its Subsidiary have any plans to terminate employment with the A-Subsidiary or its Subsidiary, as the case may be, and each of the A-Subsidiary and its Subsidiary have complied with all applicable laws, rules, and regulations relating to the employment of labor; and

(k) except for the Smeaton Lease and the loans made by Smeaton and Tsang to the A-Subsidiary, there have been no contracts or transactions between the A-Subsidiary or its Subsidiary with Smeaton, Tsang or any of their Affiliates.

ARTICLE IV

INDEMNIFICATION

4.1 Indemnification by Smeaton and Tsang. Smeaton and Tsang, severally, and not jointly and severally, for themselves and their respective personal representatives, successors and assigns hereby agrees to protect, indemnify and hold each of the Dyadic Parties harmless of and from all loss, damage and expense, including reasonable attorneys’ and accountants fees and costs of investigation (collectively, “Damages”) arising out of the breach by either or Smeaton or Tsang of any of their respective representations, warranties and covenants set forth in this Agreement, provided that: (a) any claim for Damages made by any Dyadic Party in respect thereof must be made within two (2) years following the Effective Date; and (b) the maximum liability of each of Smeaton and Tsang to the Dyadic Parties pursuant to the provisions of this Section 4.1 shall not exceed: (i) in the case of Smeaton, the Smeaton Minority Share Purchase Price Amount; and (ii) in the case of Tsang, the Tsang Minority Share Purchase Price Amount.

4.2 Indemnification by Geneva and Dyadic Parent. Geneva and Dyadic Parent, jointly and severally, hereby agree to protect, indemnify and hold each of Smeaton and Tsang harmless of and from all loss, damage and expense, including reasonable attorneys’ and accountants fees and costs of investigation (collectively, “Damages”) arising out of the breach by any Dyadic Party of its representations, warranties and covenants set forth in this Agreement, provided that : (a) any claim for Damages made by any Dyadic Party in respect thereof must be made within two (2) years following the Effective Date; and (b) the maximum liability of Geneva and Dyadic Parent pursuant to the provisions of this Section 4.2 is $425,002.

ARTICLE V

DEFINITIONS

Capitalized terms not otherwise defined in this Agreement shall have the following meanings:

(a) “Affiliate” means a Person or entity, which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Party specified.

(b) “Material Adverse Effect” means, with respect to any of the Dyadic Parties, as applicable, a material and adverse effect or development upon the business, assets, liabilities, financial condition, operating results, customer or supplier relations, employee relations, business prospects, cash flow or net worth of such Person and its Subsidiaries taken as a whole.

(c) “Person” means an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization or a government or any department or agency thereof.

(d) “Strategic Issuance” means any issuance of Parent Shares (i) in connection with issuance of Parent Shares which are already the subject of an effective registration statement on file with the Securities and Exchange Commission on the date of this Agreement; (ii) a “corporate partnering” transaction or “strategic alliance,” as determined by the Board of Directors of Dyadic Parent, in good faith; (iii) in connection with any financing transaction in respect of which Dyadic Parent or any Affiliate is a borrower, or (iv) to a vendor, lender or customer of Dyadic Parent or any Affiliate, or a research, manufacturing or other commercial collaborator of Dyadic Parent or any Affiliate, in a transaction approved by the Board of Directors of Dyadic Parent in good faith.

(e) “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

(f) “Securities Act” means the Securities Act of 1933, and regulations promulgated thereunder, as amended, or any similar federal law then in force.

(g) “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee, withholding or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, and “Tax Return” means any report or filing required to be made to any governmental authority in respect of any obligation to pay Taxes or report with respect to the computation thereof.

GENERAL

5.2 Announcements

Subject to any applicable statutory or regulatory rules, or otherwise as may be required, none of the Parties hereto shall make any public announcement in relation to the transactions the terms of which are set out in this Agreement or the transactions or arrangements hereby contemplated or herein referred to or any matter ancillary hereto or thereto without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed).

5.3 Costs

Each Party shall pay its own costs in relation to the negotiations leading up to the transactions which are the subject of this Agreement and the preparation, execution and carrying into effect of this Agreement. Notwithstanding anything herein provided, Smeaton and Tsang shall pay all ad valorem stamp duty on the sale of the Subsidiary Minority Shares, and the Dyadic Parties shall pay all ad valorem stamp duty on the purchase of the Parent Shares, as applicable.

5.4 Further Assurances

Each of the Parties undertakes to the other Parties that he or it will do all such acts and things and execute all such deeds and documents as may be necessary or desirable to carry into effect or to give legal effect to the provisions of this Agreement and the transactions hereby contemplated.

5.5 Assignment

Neither Smeaton nor Tsang shall assign or transfer, or purport to assign or transfer, any of their rights or obligations arising under this Agreement without the prior written consent of Dyadic Parent, in its absolute discretion, but any of the Dyadic Parties may assign or transfer all or any part of its rights and obligations arising under this Agreement to any Affiliate, except for the obligation of Dyadic Parent to issue the Parent Shares and observe its obligations to Smeaton and Tsang set forth in Article III hereof.
5.6 Notices.

(a) Any notices (which term shall include any other communication) required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language.

(b) Any such notice shall be addressed as provided in Section 6.5(c) and may be:

(i) personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

(ii) sent by pre-paid post, in which case it shall be deemed to have been given 7 days after the date of posting; or

(iii) sent by facsimile, in which case it shall be deemed to have been given when dispatched, subject to confirmation of uninterrupted transmission by a transmission report.

(c) The addresses and other details of the parties referred to in clause 13.1(b):

Name: Address: Fax No.:	Robert Albert Smeaton Blocks C-D, 2nd Floor, G. Lee Industrial Building, 77-81 Chai Wan Kok Street, New Territories, Hong Kong (852) 2411-1669
Name: Address: Fax No.:	Raymond Tsang Blocks C-D, 2nd Floor, G. Lee Industrial Building, 77-81 Chai Wan Kok Street, New Territories, Hong Kong (852) 2411-1669
Name: Address: Fax No.:	Geneva Investment Holdings Limited c/o Deacons 5/F., Alexandra House, 18 Chater Road, Central, Hong Kong (852) 2810-0431
Name: Address: Fax No.:	Dyadic International, Inc. 140 Intracoastal Pointe Drive, Suite 404 Jupiter, Florida 33477-5094 Attn: Mark A. Emalfarb, Chief Executive Officer (561) 743-7667
Name: Address: Fax No.:	A-Subsidiary Blocks C-D, 2nd Floor, G. Lee Industrial Building, 77-81 Chai Wan Kok Street, New Territories, Hong Kong (852) 2411-1669
or to such other address as shall, from time to time, be supplied in writing by any party to the other. Notices shall be deemed given on the date actually received by the addressee.

5.7 Time of the Essence

Time shall be of the essence of this Agreement.

5.8 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region.

6.8 Dispute Resolution and Arbitration

Except with respect to the enforcement of the covenants of Smeaton and Tsang set forth in Article IX hereof, as to which any Dyadic Party shall have the alternative right to elect to resort to any court of proper jurisdiction for the enforcement thereof and for relief in the form of any proper remedy that may be available thereunder, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this clause upon application by any party hereto to the Hong Kong International Arbitration Centre (“HKIAC”). The arbitration shall be conducted in the English language and the place of arbitration shall be in Hong Kong at the Hong Kong International Arbitration Centre. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration Rules as are therein contained. The decision of the arbitrators (by rule of majority) shall be final and binding on the parties (including any decision on their fees).

6.9 Miscellaneous Provisions

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

This Agreement constitutes the whole agreement between the parties relating to the transactions hereby contemplated (no Party having relied on any representation or warranty made by any other Party which is not a term of this Agreement) and no future variation and/or waiver shall be effective unless made in writing and signed by each of the Parties. This Agreement shall supersede all and any previous agreements or arrangements between the Parties hereto or any of them relating to the A-Subsidiary or any other matter referred to in this Agreement and all or any such previous agreements or arrangements (if any ) shall cease and determine with effect from the date hereof, except for the Service Agreement between the A-Subsidiary and Smeaton dated October 21, 1998.

No change, modification or amendment of any provision of this Agreement shall be valid unless made in writing and signed by the Parties hereto; provided, however, that changes, modifications, or amendments to those provisions of this Agreement that apply only to a single Party need only be signed by that Party.

The waiver by a Party of a breach of any provision of this Agreement by another Party shall not operate or be construed as a waiver of any subsequent breach by that other Party.

The headings of this Agreement are inserted for convenience of reference only, and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

DYADIC INTERNATIONAL, INC.	GENEVA INVESTMENT HOLDINGS LIMITED	PURIDET (ASIA) LIMITED
By:_____________________________	By:__________________________	By:_____________________________
Name: Mark A. Emalfarb	Name: Mark A. Emalfarb	Name: Mark A. Emalfarb
Title: Chief Executive Officer	Title: President	Title: Chief Executive Officer

ROBERT A. SMEATON	RAYMOND TSANG
_________________________	_______________________

EXHIBIT A

SMEATON AND TSANG PIGGYBACK REGISTRATION RIGHTS

1. Notice of Registration of Dyadic Parent Securities

Dyadic Parent hereby covenants and agrees that in the event it shall take action to register any of its securities under the Securities Act at any time during the two (2) year period following the Effective Date other than in the case of a registration being undertaken for the purpose of registering “Excluded Securities” (as hereinafter defined), Dyadic Parent shall give each of Smeaton and Tsang and any other Person that, as of that date, had been granted piggyback registration rights by Dyadic Parent comparable to the piggyback registration rights granted to Smeaton and Tsang in this Exhibit A (for purposes hereof, Smeaton and Tsang and all other such holders being hereinafter referred to as “Rightsholders”) written notice of Dyadic Parent’s intention to take that action (the “Registration Notice”).

2. Smeaton/Tsang Piggyback Rights

Smeaton and Tsang (together with all other Rightsholders) shall have the right, exercisable by written notice to Dyadic Parent within forty-five (45) days following receipt of the Registration Notice from Dyadic Parent, to request the inclusion of all or such portion of the Parent Shares issued to them pursuant to this Agreement (and any additional Parent Shares which may be issued to them in respect thereof by way of stock split, stock dividend or otherwise) as either or both of Smeaton and Tsang may elect in such registration, at the expense of the Dyadic Parent (other than the commission costs of selling all such Parent Shares).

3. Registration Process

.Dyadic Parent shall, subject to the provisions of this Exhibit A, thereupon use its commercially reasonable efforts to (i) effect the registration of Smeaton’s and\or Tsang’s Parent Shares to the end that such registration under the Securities Act shall become and remain effective, (ii) cause any underwriting agreement relating to Dyadic Parent's securities to provide that Smeaton and\or Tsang shall have the right to sell his or their Parent Shares to the underwriters and that the underwriters shall purchase the Parent Shares at the price paid by the underwriters for the securities sold by Dyadic Parent, and (iii) keep each of Smeaton and Tsang advised in writing as to the initiation of each registration and as to the completion thereof, (iv) furnish such number of the registration statement and the prospectus included therein, including preliminary prospectuses and other documents incident thereto as Smeaton and Tsang from time to time may reasonably request, and (v) cause all Parent Shares covered by such registrations to be listed on each securities exchange on which similar securities issued Dyadic Parent are listed, provided that:

(a) each of Smeaton and Tsang shall have timely executed and delivered the usual and customary agreement between Dyadic Parent, Smeaton, and\or Tsang (as the case may be) and the underwriters relating to the registration;

(b) in no event shall Dyadic Parent be required to keep up to date or to supplement any prospectus more than nine (9) months after the effective date of the registration statement of which such prospectus is a part; and
(c) if the registration contemplated by the Registration Notice consists of an underwritten offer and sale by Dyadic Parent for its own account of Dyadic Parent securities to be registered under the Securities Act, and the managing underwriters advise Dyadic Parent in writing that in their opinion the offering contemplated by the Registration Notice cannot be successfully completed if Dyadic Parent were to also register all of the “Registrable Shares” (as defined below) requested to be included in such registration by the Rightsholders, then Dyadic Parent will include in that registration: (i) first, any securities Dyadic Parent proposes to sell as contemplated by the Registration Notice, and (ii) second, that portion of the aggregate number of Parent Shares held by Smeaton and Tsang pursuant to Section 2 hereof and all other Rightsholders (collectively, the “Registrable Shares”), which in the opinion of such managing underwriters can successfully be sold, such number of Registrable Shares to be taken pro rata from the then Rightsholders on the basis of the total number of Registrable Shares then held by each of them, with further like pro rata allocations among the Rightsholders of Registrable Shares in the event that any Rightsholder has requested registration of less than all of the Registrable Shares then held by such Rightsholder.

4. Excluded Securities

As used herein, the term “Excluded Securities” shall mean securities of Dyadic Parent issued: (i) pursuant to a stock option or other compensatory equity compensation plan being maintained by Dyadic Parent for employees, directors or other consultants to Dyadic Parent and its Affiliates; (ii) for the purpose of effecting an acquisition by Dyadic Parent of (or the procurement by Dyadic Parent of the right to acquire) another Person, by merger, purchase of all or substantially all of the assets of such other Person or by other reorganization whereby Dyadic Parent ends up owning or will have the right to acquire, directly or indirectly, more than 50% of the voting power of such other Person; or (iii) pursuant to any Strategic Issuance.